EXHIBIT 11.1
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                        NEOPATH, INC.
              COMPUTATION OF NET LOSS PER SHARE

                                                                        Year ended December 31,
                                                                1996            1995               1994
Historical:
  Net Loss                                                $ (17,655,283)   $ (14,365,386)   $ (12,323,688)
                                                            ============     ============     ============

  Shares used in calculating net loss per share:
     Weighted average common shares outstanding              13,029,314        9,007,570          403,650


Net effect of stock options exercised and stock options and
  warrants granted during the 12 months prior to the
  Company's initial public offering, at less than the
  offering price, calculated using the treasury stock
  method at the offering price of $11.00 per share, and
  treated as outstanding for all periods prior to
  January 1995                                                       --               --          498,566

Net effect of convertible preferred stock, after
  the effect of conversion to common stock, issued
  during the 12 months prior to the Company's
  initial public offering, at less than the
  offering price, calculated using the treasury
  stock method at the offering price of $11.00 per
  share, and treated as outstanding for all periods
  prior to January 1995                                              --               --          944,059
                                                             ----------        ---------         --------

       Total                                                 13,029,314        9,007,570        1,846,275
                                                             ==========        =========        =========

  Net loss per share                                             $(1.36)          $(1.59)          $(6.67)
                                                                 =======          =======          =======
Pro forma:
  Shares used in calculating pro forma net loss per share:
     Weighted average common shares outstanding                                9,007,570          403,650

Weighted average common shares giving effect to
  conversion of preferred stock to common stock for
  all periods subsequent to issuance                                             405,113        4,497,176


Net effect of stock options exercised and stock options
  and warrants granted during the 12 months
  prior to the Company's initial public
  offering, at less than the offering price, calculated
  using the treasury stock
  method at the offering price of $11.00 per share, and
  treated as outstanding for all periods prior to
  January 1995                                                                        --          498,566

Net effect of convertible preferred stock, after the effect of conversion to common stock, issued during
  the 12 months prior to the Company's initial public offering, at less than the offering price, calculated
  using the treasury stock method at the
  offering price of $11.00 per share, and
  treated as outstanding for all periods prior
  to January 1995                                                                     --          944,059
                                                                               ---------        ---------
       Total                                                                   9,412,683        6,343,451
                                                                               =========        =========

  Pro forma net loss per share                                                    $(1.53)          $(1.94)
                                                                                  =======          =======
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